EXHIBIT 12B

            NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES

 STATEMENT SHOWING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
          OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                 Year Ended December 31,
                                              -----------------------------
                                      1999       1998      1997       1996       1995
                                  ---------  ----------  ---------  ---------  --------
A.   Net Income (Loss) per
     Statements of Income . .     $ (2,062)  $(120,825)  $183,335   $110,390   $248,036
B.   Taxes Based on Income or
     Profits. . . . . . . . .        6,064     (66,728)   126,595     66,221    159,393
                                  ---------  ----------  ---------  ---------  --------
C.   Earnings, Before Income
     Taxes. . . . . . . . . .        4,002    (187,553)   309,930    176,611    407,429
D.   Fixed Charges (a)             518,165     433,313    304,451    308,323    314,973
                                  ---------   ---------  ---------  ---------  --------
E.   Earnings Before Income
     Taxes and Fixed Charges.      522,167     245,760    614,381    484,934    722,402
                                  =========   =========  =========  =========  ========

  PREFERRED DIVIDEND FACTOR:
F.   Preferred Dividend
     Requirements . . . . . .     $ 36,808   $  36,555   $ 37,397   $ 38,281   $ 39,596
                                  =========  ==========  =========  ========   ========
G.   Ratio of Pre-Tax Income
     to Net Income (C/A). . .        N/A         N/A         1.69      1.60        1.64
H.   Preferred Dividend Factor
     (FxG) . . . . . . . . .      $ 36,808   $  36,555   $ 63,201   $ 61,250   $ 64,937
I.   Fixed Charges . . . . .       518,165     433,313    304,451    308,323    314,973
                                  ---------  ----------  ---------  ---------  --------
J.   Fixed Charges and Preferred
     Dividends Combined . . .     $554,973   $ 469,868   $367,652   $369,573   $379,910
                                  =========  ==========  =========  =========  ========
K.   Ratio of Earnings to
     Fixed Charges (E/D). . .         1.01        0.57       2.02       1.57       2.29
                                  =========  ==========  =========  =========  ========
L. Ratio of Earnings to Fixed
     Charges and Preferred
     Dividends Combined (E/J)         0.94        0.52       1.67       1.31       1.90
                                  =========  ==========  =========  =========  ========

(a) Includes a portion of rentals deemed representative of the interest factor: $25,673, $25,907 for 1998, $26,149 for 1997, $26,600 for 1996,
     and $27,312 for 1995.

N/A - Not applicable due to net loss displayed in line A.